Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact: Douglas Beck

ICF International, Inc.

703.934.3820

or

Lynn Morgen/Betsy Brod

MBS Value Partners

212.750.5800

ICF International Reports Third Quarter 2007 Results

FAIRFAX, Va. (November 7, 2007) – ICF International, Inc. (NASDAQ: ICFI), a leading provider of consulting services and technology solutions to government and commercial clients, reported revenue and earnings growth for the third quarter ended September 30, 2007.

Third Quarter Results

For the third quarter, revenue was $198.8 million, substantially above the $107.8 million reported for last year’s third quarter and 4.5 percent above the $190.2 million reported for the second quarter 2007. Revenue from The Road Home contract that was awarded to ICF in June 2006 was $125.2 million in the 2007 third quarter compared to $55.0 million in the third quarter 2006 and $128.6 million in the second quarter 2007.

Earnings from operations were $19.8 million, a significant increase from the $6.3 million reported for the 2006 third quarter and slightly above the $18.6 million reported for the 2007 second quarter. Net income was $11.1 million, or $0.74 per diluted share, compared to $3 million, or $0.28 per diluted share in last year’s third quarter and $11.2 million, or $0.75 per diluted share in the prior quarter. The results of the third quarter were affected by a one time increase in the provisional tax rate from 39.2 percent to 42.3 percent. The primary reason for the tax provision increase in the third quarter is the true-up adjustment reflecting the difference between the provision estimates for 2006 and the final filed tax returns for that year.

Commenting on third quarter results, Sudhakar Kesavan, ICF chairman and chief executive officer, said, “We achieved significant year-over-year and sequential growth in our core advisory and implementation businesses during the period, while maintaining the accelerated pace of our work on The Road Home contract. Revenues from our historical government and commercial clients, excluding The Road Home contract revenues, increased 39.4 percent from third quarter 2006 levels and 19.5 percent sequentially, reflecting the increased demand for our domain expertise and a contribution from our recent Z-Tech acquisition.”

“We are seeing strong demand across our four major markets,” he continued. “Our leadership in the climate change arena is resulting in very positive momentum for our business in both the private and public sectors. ICF’s health, human services, and social program contracts are benefiting from increased government funding and focus on a variety of human services issues. ICF is utilizing its recognized expertise to address aging infrastructure and environmental impact issues. And our defense and homeland security business is actively involved in projects affecting critical infrastructure protection programs and in providing e-procurement and other IT–related services.”

“At the same time,” Mr. Kesavan added, “ICF is executing well against its milestones on The Road Home contract, having completed 67,781 closings as of November 6, 2007, and being on track to complete approximately 90,000 closings by year-end.”

Backlog and New Business Awards

Backlog, excluding The Road Home contract, was $519 million at the end of the 2007 third quarter, up 12 percent sequentially, when adjusted for the recent Z-Tech acquisition, and 59 percent above third quarter 2006. Backlog, including Z-Tech, but excluding The Road Home contract, increased year over year by 82 percent. The Company’s total backlog was $809 million, of which 63 percent was funded.

The total value of contracts awarded in the third quarter of 2007 was $116 million.

Key competitive contracts recently won included:

•	Environment. Late in the second quarter, ICF was awarded a $23.8 million contract from a state government to provide management and technical assistance for an underground storage tank claims program.

•

Homeland Security. ICF was awarded a new contract valued at up to $15 million from the U.S. Department of Homeland Security to assist in the implementation of the new Chemical Facility Anti-Terrorism Standards. Mandated by Congress earlier this year, the standards apply to all facilities that manufacture, use, store, or distribute certain chemicals above a specified quantity. The first year of the contract is funded at $2.8 million. The contract has a base period of one year with four option years.

•

Climate Change and Energy. ICF was awarded two new contracts with a value of up to €4.5 million (approximately $6.3 million) under the European Commission’s Technical Aid to the Commonwealth of Independent States program. Under these contracts, ICF will advise the Russian Federation and other former Soviet republics on renewable energy and ecosystem restoration issues.

•

Clearinghouse Services. ICF received an additional $6 million funding on its contract with the U.S. Department of Health and Human Services to manage the Child Welfare Information Gateway that brings information clearinghouse services to the general public, state and local agencies, researchers, and others.

•

Emergency Management. As part of its focus on homeland security needs of state and local governments, ICF was awarded three new contracts with a combined value of $1.6 million by the San Francisco Bay Area governments to enhance the region’s regional response capability and capacity in the area of disaster management. The program is based on the congressionally created Urban Area Security Initiative.

Outlook

The Company expects that its historical business will show significant year-over-year growth in the fourth quarter of 2007, and that the pace of its Road Home contract work should enable ICF to complete approximately 90,000 closings by the end of the year. Consequently, the Company anticipates that its fourth quarter 2007 revenues will range from $170 million to $180 million and that its net income will approximate 5 percent of revenues.

The Company reaffirmed its full year 2008 guidance of approximately $500 million in revenues and a net income margin of about 5 percent, based on its current portfolio of business.

About ICF International

ICF International (NASDAQ: ICFI) partners with government and commercial clients to deliver consulting services and technology solutions in the energy, climate change, environment, transportation, social programs, health, defense, and emergency management markets. The firm combines passion for its work with industry expertise and innovative analytics to produce compelling results throughout the entire program life cycle, from analysis and design through implementation and improvement. Since 1969, ICF has been serving government at all levels, major corporations, and multilateral institutions. More than 2,500 employees serve these clients worldwide. ICF’s Web site is www.icfi.com.

Caution Concerning Forward-Looking Statements

This document may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995—that is, statements related to future—not past—events, plans, and prospects. These statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “guidance,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “seek,” “should,” “will,” “would,” or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position, or state other forward-looking information, and are subject to factors that could cause actual results to differ materially from those anticipated. For ICF, particular uncertainties that could adversely or positively affect the Company’s future results include but are not limited to: risks related to the government contracting industry, including the timely approval of government budgets, changes in client spending priorities, and the results of government audits and investigations; risks related to our business, including our dependence on contracts with U.S. Federal Government agencies and departments and the State of Louisiana; continued good relations with these and other customers; success in competitive bidding on recompete and new contracts; performance by ICF and its subcontractors under our contract with the State of Louisiana, Office of Community Development, including but not limited to the risks of failure to achieve certain levels of program activities, the effects of acceleration of the Program, termination, or material modification of the contract, and political uncertainties relating to The Road Home program; uncertainties as to whether revenues corresponding to the Company’s contract backlog will actually be received; the future of the energy sector of the global economy; our ability to attract and retain management and staff; strategic actions, including attempts to expand our service offerings and client base, the ability to make acquisitions, and the performance and future integration of acquired businesses; risks associated with operations outside the United States, including but not limited to international, regional, and national economic conditions, including the effects of terrorist activities, war, and currency fluctuations; and other risks and uncertainties disclosed in the Company’s filings with the Securities and Exchange Commission. These uncertainties may cause ICF’s actual future results to be materially different than those expressed in the Company’s forward-looking statements. ICF does not undertake to update its forward-looking statements.

—Tables to follow—

ICF International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2007	December 31, 2006
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$2,074	$2,997
Contract receivables, net	157,189	110,548
Prepaid expenses and other	4,606	2,659
Income tax receivable	—	—
Deferred income taxes	3,679	2,494

Total Current Assets	167,548	118,698

Total Property and Equipment, net	6,299	5,388
Other Assets:
Goodwill	111,716	83,833
Other intangible assets	12,400	2,720
Restricted cash	3,631	3,703
Other assets	1,647	1,485

	$303,241	$215,827

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$37,687	$19,455
Accrued expenses	58,211	37,202
Accrued salaries and benefits	28,661	17,727
Deferred revenue	14,584	18,281
Income taxes payable	1,624	3,682

Total Current Liabilities	140,767	96,347

Long-Term Liabilities:
Long-term debt	—	—
Deferred rent	1,644	1,599
Deferred income taxes	5,266	1,324
Other liabilities	2,112	2,610

Total Liabilities	149,789	101,880
Commitments and Contingencies
Stockholders’ Equity:
Preferred stock, par value $.001 per share; 5,000,000 shares authorized; none issued	—	—
Common stock, par value, $.001 per share; 70,000,000 shares authorized; 14,580,312 and 13,933,074 issued; and 14,504,882 and 13,874,696 outstanding as of September 30, 2007, and December 31, 2006, respectively	15	14
Additional paid-in capital	108,136	98,995
Treasury stock	(843)	(428)
Accumulated other comprehensive income	424	227
Stockholder notes receivable	(47)	(562)
Retained earnings	45,767	15,701

Total Stockholders’ Equity	153,452	113,947

Total Liabilities and Stockholders’ Equity	$303,241	$215,827

ICF International, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings (Unaudited)

(in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Revenue	$198,813	$107,801	$540,697	$217,394
Direct Costs	147,468	73,213	398,260	139,675
Operating costs and expenses:
Indirect and selling expenses	29,639	27,299	85,107	67,160
Depreciation and amortization	1,879	949	4,220	2,615

Total operating costs and expenses	31,518	28,248	89,327	69,775

Operating income	19,827	6,340	53,110	7,944
Interest expense	(654)	(1,166)	(1,392)	(3,448)
Other income	54	275	490	392

Income before taxes	19,227	5,449	52,208	4,888
Income tax expense	8,133	2,476	21,272	2,227

Net income	$11,094	$2,973	$30,936	$2,661

Earnings per Share:
Basic	$0.78	$0.32	$2.20	$0.29

Diluted	$0.74	$0.28	$2.09	$0.26

Weighted-average Common Shares Outstanding:
Basic	14,299	9,334	14,060	9,242

Diluted	14,999	10,475	14,800	10,383

ICF International, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Nine months ended September 30,
	2007	2006
Cash Flows from Operating Activities
Net income	$30,936	$2,661
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,220	2,615
Non-cash compensation	2,189	556
Accrued interest on stockholder notes	(21)	(47)
Loss on disposal of fixed assets	5	184
Deferred income taxes	(1,715)	(2,579)
Changes in operating assets and liabilities, net of the effect of acquisitions:
Contract receivables, net	(36,950)	(18,101)
Prepaid expenses and other	(1,506)	(511)
Income tax receivable	475	—
Accounts payable	17,725	7,973
Accrued expenses	20,821	23,045
Accrued salaries and benefits	7,731	11,247
Deferred revenue	(3,995)	8,052
Income tax payable	(3,181)	1,551
Deferred rent	1	(53)
Other liabilities	(1,177)	2,579

Net Cash Provided by Operating Activities	35,558	39,172

Cash Flows from Investing Activities
Capital expenditures	(2,632)	(2,455)
Costs associated with trademark application	(14)	(42)
Capitalized software development costs	(300)	(217)
Additional payments for acquisition of Caliber Associates, Inc.	(523)	102
Payments for business acquisitions, net of cash acquired	(40,273)	—

Net Cash Used in Investing Activities	(43,742)	(2,612)

Cash Flows from Financing Activities
Payments on notes payable	—	(3,967)
Advances from working capital facilities	216,089	82,178
Payments on working capital facilities	(216,089)	(113,516)
Restricted cash	72	(161)
Debt issue costs	(82)	(235)
Exercise of options	3,851	148
Tax benefits of stock option exercises	2,960	—
Net proceeds from initial public offering	12	(919)
Net payments for stockholder issuances and buybacks	(285)	300
Payments received on stockholder notes	536	753

Net Cash Provided by (Used in) Financing Activities	7,064	(35,419)
Effect of Exchange Rate on Cash	197	(45)

Net (Decrease) Increase in Cash and Cash Equivalents	(923)	1,096
Cash and Cash Equivalents, beginning of period	2,997	499

Cash and Cash Equivalents, end of period	$2,074	$1,595

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$1,135	$3,476

Income taxes	$23,037	$3,294